Exhibit 4.2

REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following is a description of the capital stock and certain warrants of TruGolf Holdings, Inc. (“TRUG,” the “Company,” “we,” “us,” and “our”) and certain provisions of our Third amended and restated certificate of incorporation (the “Charter”), bylaws, and the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, bylaws, and the applicable provisions of the DGCL. Certain terms used but not otherwise defined herein shall have the meanings ascribed to them in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), of which this Exhibit 4.2 is a part.

The Charter authorizes the issuance of 110,000,000 shares, of which 90,000,000 shares are shares of TruGolf Class A common stock, par value $0.0001 per share, 10,000,000 shares are shares of TruGolf Class B common stock, par value $0.0001 per share, and 10,000,000 shares are shares of preferred stock, par value $0.0001 per share.

TruGolf Common Stock

Class A Common Stock

Voting Power

Holders of TruGolf Class A common stock are entitled to cast one vote per share of TruGolf Class A common stock. Generally, holders of all classes of TruGolf common stock vote together as a single class, and an action will be approved by TruGolf stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of TruGolf Class A common stock are not be entitled to cumulate their votes in the election of directors.

Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over TruGolf Class A commons stock, the holders of shares of TruGolf Class A commons stock is entitled to receive such dividends and other distributions (payable in cash, property or capital stock of TruGolf) when, as and if declared thereon by the TruGolf Board from time to time out of any assets or funds of TruGolf legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or any class or series of stock having a preference over TruGolf Class A commons stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of TruGolf, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of TruGolf Common Stock shall be entitled to receive all the remaining assets of TruGolf available for distribution to its stockholders, ratably in proportion to the number of shares of TruGolf A common stock (on an as converted basis with respect to the TruGolf B common stock) held by them.

Preemptive or Other Rights

No shares of TruGolf Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of TruGolf Class A common stock. Holders of shares of TruGolf Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of TruGolf Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of TruGolf Class B Common Stock

Shares of TruGolf Class B common stock may be issued only to, and registered in the name of, Christopher Jones, Steven R. Johnson, and David Ashby (the “TruGolf Founders”) and any entities wholly owned by a TruGolf Founder (including all subsequent successors, assigns and permitted transferees), which we collectively refer to as “Permitted Class B Owners”.

Voting Rights

Holders of TruGolf Class B common stock are entitled to cast 25 votes per share of TruGolf Class B common stock. Generally, holders of all classes of TruGolf common stock will vote together as a single class, and an action will be approved by TruGolf stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of TruGolf Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over TruGolf Class B commons stock, the holders of shares of TruGolf Class B commons stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of TruGolf) when, as and if declared thereon by the TruGolf Board from time to time out of any assets or funds of TruGolf legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation Rights

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or any class or series of stock having a preference over TruGolf Class B common stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of TruGolf, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of TruGolf Class B common stock shall be entitled to receive all the remaining assets of TruGolf available for distribution to its stockholders, ratably in proportion to the number of shares of TruGolf B common stock on an as converted basis held by them.

Voluntary Conversion of Class B Common Stock.

Each share of TruGolf Class B common stock shall be convertible into one fully paid and nonassessable share of TruGolf Class A common stock at the option of the holder thereof at any time upon written notice to TruGolf. In order to effectuate a conversion of shares of TruGolf Class B common stock, a holder shall (a) submit a written election to TruGolf that such holder elects to convert shares of TruGolf Class B common stock, the number of such shares elected to be converted and (b) (if such shares are certificated), along with such written election, surrender to TruGolf the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to TruGolf (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such TruGolf Class B common stock certificate or certificates, delivery of such affidavit of loss or the written election to convert for uncertificated shares. Upon the receipt by TruGolf of a written election and, if applicable, the surrender of such certificate(s) and accompanying materials, TruGolf shall as promptly as practicable (but in any event within 10 days thereafter) either (a) deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of TruGolf Class A common stock to which such holder shall be entitled upon conversion of the applicable shares as calculated pursuant to this Section 4.2 and, if applicable (ii) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of shares of TruGolf Class B common stock (including any fractional share) represented by the certificate or certificates delivered to TruGolf for conversion but otherwise not elected to be converted pursuant to the written election or (b) note the conversion of the shares on the stock ledger of TruGolf. All shares of capital stock issued hereunder by TruGolf shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Each share of Class B Common Stock that is converted pursuant the Charter will be retired by the Corporation and shall not be available for reissuance.

Automatic Conversion of Class B Common Stock

Each share of TruGolf Class B common stock will automatically convert into one (1) share of TruGolf Class A common stock any sale, pledge or other transfer, whether or not for value, by the initial registered holder thereof, upon any transfer, other than in each case any transfer to a Permitted Class B Owner. Notwithstanding anything to the contrary set forth herein, any holder of TruGolf Class B common stock may pledge his, her or its shares of TruGolf Class B common stock to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of TruGolf Class A common stock. If the pledged shares of TruGolf Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of TruGolf Class A common stock upon the occurrence of that action.

Other Matters

No shares of TruGolf Class B common stock will be subject to redemption or have preemptive rights to purchase additional shares of TruGolf Class B common stock. All outstanding shares of TruGolf Class B common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

The Charter provides that the TruGolf Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of TruGolf’ assets, which rights may be greater than the rights of the holders of the TruGolf common stock.

Representative’s Warrants

The Representative’s Warrants are exercisable at $12.00 per share. The warrant may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of our IPO Prospectus and the Closing, and terminate on the fifth anniversary of the commencement date of sales in our IPO. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the commencement date of sales in our IPO with respect to the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the Representative’s Warrants. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of common stock at a price below its exercise price. There will be no obligation to net cash settle the exercise of the Representative’s Warrants. The holder of the Representative’s Warrants will not be entitled to exercise the warrants for cash unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available.

Certain Anti-Takeover Provisions of Delaware Law

So long as the outstanding shares of TruGolf Class B common stock represent a majority of the combined voting power of TruGolf Common Stock, the TruGolf Founders will effectively control all matters submitted to TruGolf stockholders for a vote, as well as the overall management and direction of TruGolf, which will have the effect of delaying, deferring or discouraging another person from acquiring control of TruGolf.

After such time as the shares of TruGolf Class B common stock no longer represent a majority of the combined voting power of TruGolf Common Stock, the provisions of Delaware law, the Charter and Proposed Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of TruGolf.

Section 203 of the Delaware General Corporation Law

TruGolf is subject to Section 203 of the Delaware General Corporation Law, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the TruGolf Board, such as discouraging takeover attempts that might result in a premium over the price of TruGolf Common Stock.

Dual Class Stock

As described above, the Charter provides for a dual class common stock structure, which provides the TruGolf Founders, with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of TruGolf Common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of TruGolf or its assets.

Special Meetings of Stockholders

The Charter and the Proposed Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the TruGolf Board, the Chief Executive Officer of the TruGolf, or a majority of the TruGolf Board then in office.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Charter and the Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the TruGolf Board or a committee of the TruGolf Board.

Stockholder Action by Written Consent

The Charter does not provide the right of stockholders to act by written consent without a meeting.

Authorized but Unissued Shares

The ability to authorize undesignated preferred stock makes it possible for the TruGolf Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of TruGolf. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Exclusive Forum Selection

The Charter and the Proposed Bylaws provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (a) any derivative action or proceeding brought on behalf of the TruGolf; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the TruGolf. TruGolf or TruGolf’s stockholders; (c) any action asserting a claim against the TruGolf or any director, officer, stockholder, employee or agent of the TruGolf arising pursuant to any provision of the DGCL, the Charter or Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of the Charter or Proposed Bylaws; or (e) any action asserting a claim against the TruGolf or any director, officer, stockholder, employee or agent of the TruGolf governed by the internal affairs doctrine.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Existing Charter and the Charter provide that, unless Deep Medicine consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder

Although the Charter or Proposed Bylaws contain the choice of forum provision described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Class A Common Stock is listed for trading on The Nasdaq Stock Market under the symbols “TRUG”.